EXHIBIT 5.1

                       OPINION OF BRYAN CAVE LLP

June 15, 2005

Nortia Capital Partners, Inc.
400 Hampton View Court
Alpharetta, Georgia 30004

Re: Nortia Capital Partners, Inc. -- Registration Statement on Form S-8 for issuance of 250,000 shares of common stock

Gentlemen:

       We have acted as special counsel to Nortia Capital Partners, Inc., a Nevada corporation (the "Company"), in connection with the registration for issuance of 250,000 shares of the Company's common stock, $.001 par value per share (the ?Shares?), as described in the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

       In rendering the opinions expressed herein, we have examined
(i) the Company's Articles of Incorporation and the amendment thereto, (ii) the Company's Bylaws, (iii) the applicable minutes of meetings or consents in lieu of meetings of the Company's board of directors (the "Board"), and (iv) such other corporate records and documents, certificates of corporate and public officials and status as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records, documents, and instruments submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified, or photostatic copies thereof, the authenticity of the originals of such photostatic, certified, or conformed copies, and compliance both in the past and in the future with the terms of the agreement by the Company and its employees, officers, the Board, and any committees appointed to administer compensation to the officers.

       Based upon such examination and in reliance thereon, we are of the opinion that upon the issuance of Shares, including receipt prior to issuance by the Company of the full consideration for the Shares, the Shares will be validly issued, fully paid, and nonassessable shares of Common Stock. This opinion is not rendered with respect to any laws other than the laws of the State of California, the corporate law of the State of Nevada, and the Federal law of the United States.

       We consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.



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       This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events, or developments that hereafter may be brought to our attention and that may alter, affect, or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares. We bring to your attention that our legal opinions are an expression of professional judgment and are not a guarantee of a result.

Very truly yours,

/S/ Bryan Cave LLP

BRYAN CAVE LLP